SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                    FORM 8-K



                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported) June 13, 2002
                                                          -------------


                                  PRAXAIR, INC.
                                  -------------
             (Exact Name of Registrant as Specified in Its Charter)


DELAWARE
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(State or Other Jurisdiction of Incorporation)

1-11037                                      06-124-9050
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(Commission File Number)                    (IRS Employer Identification No.)


39 OLD RIDGEBURY ROAD, DANBURY, CT                      06810-5113
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(Address of Principal Executive Offices)                (Zip Code)


(203)837-2000
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(Registrant's Telephone Number, Including Area Code)


N/A
---
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events
--------------------

SFAS 142 GOODWILL IMPAIRMENT

Praxair has adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) 142, "Goodwill and Other Intangible Assets", effective January 1, 2002. Under the new rule, companies no longer amortize goodwill or indefinite life intangible assets. In addition, the rule provides a six-month transitional period from the effective date of adoption for the company to perform an initial assessment of whether there is an indication that the carrying value of goodwill is impaired. This assessment is made by comparing the fair value of each reporting unit, as determined in accordance with the new rule, to its book value. To the extent that an impairment is indicated (fair value is less than book value), the company must perform a second test to measure the amount of the impairment. The rule requires that any initial impairment be taken as a charge to net income as a cumulative effect of accounting change retroactive to January 1, 2002. In future years, this assessment must be conducted at least annually at the reporting unit level, and any such impairment must be recorded as a charge to operating earnings.

Praxair has completed the initial impairment test and has concluded that certain of its goodwill was impaired, resulting in a non-cash after-tax charge of $139 million or approximately $0.84 per share on a diluted basis. The charge will be recorded as a cumulative effect of an accounting change, retroactive to January 1, 2002, in accordance with the rule.

In determining this charge, our process was the following: First, in accordance with the specific requirements of SFAS 142, Praxair determined that it had 15 reporting units, which are sub-units of its reporting segments, for which goodwill should be tested for impairment. Second, we calculated the fair value of each reporting unit using a combination of several valuation approaches including discounted cash flows; multiples of sales and earnings before interest, taxes, depreciation, and amortization (EBITDA); and, comparisons of historical transactions where appropriate. We weighted the valuation approaches based on the individual characteristics of the reporting unit. Third, we compared the fair value of each reporting unit to its respective book value. For nine of the reporting units the calculated fair values exceeded the book values, and no impairment was indicated. For six reporting units where the fair values were less than the book values, we proceeded to step 2, which is to calculate the fair value of goodwill. Because goodwill is defined as the excess of the cost of an acquired entity over the fair value of all identifiable tangible and intangible assets acquired and liabilities assumed, we were required to calculate the fair value of such assets and liabilities for the six reporting units. Through this process, we determined the amount of goodwill that was impaired for each reporting unit.

The following is a summary of the impairment charge by business segment, net of a $7 million tax benefit (millions of dollars):

Segment                    Reporting Unit                             Charge
-------                    --------------                             ------

South America              Southern Cone, Andean Region                $ 80
Europe*                    Poland, Israel                              $ 20
Asia                       India                                       $ 17
Surface Technologies       Aviation Services                           $ 22
                                                                       ----
                                                                       $139

*Includes $2 million related to a non-consolidated equity investment

The goodwill in Poland, and the majority of the goodwill in the Southern Cone (primarily Argentina) and the Andean Region (Venezuela, Colombia and Peru) of South America was related to the 1996 acquisition of CBI Industries. Market and economic conditions have resulted in an impairment to the goodwill allocated to these reporting units. Local market and economic conditions have also affected the value of acquisitions made in Israel and India primarily in 1996 through 1998. Goodwill for Surface Technologies Aviation Services business was related to several acquisitions made in 1995 through 1998 in the aviation coatings and repair business. This business has been significantly impacted by the general downturn in the aviation industry, especially due to the events of September 11, 2001.


As noted above the charge will be recorded as a cumulative effect of an accounting change retroactive to January 1, 2002. The following table reflects the impact of this accounting change on selected financial data for the quarter ended March 31, 2002(millions of dollars, except per share data):
`

                                             As Reported          As Adjusted

From the income statement:
  Operating profit                               $ 217               $ 217
  Income before accounting change                  127                 127
  Accounting Change                                  -                (139)
                                                 -----               -----
  Net income (loss)                              $ 127               $ (12)

Per Share Data:
  Diluted Earnings Per Share:
   Income before accounting change              $ 0.77              $ 0.77
   Accounting Change                            $   -               $(0.84)
                                                 -----               -----
   Net income (loss)                            $ 0.77              $(0.07)

Capital:
  Shareholders' equity                         $ 2,567             $ 2,428
  Total debt                                   $ 3,009             $ 3,009
  Capital                                      $ 5,744             $ 5,605
  Debt-to-Capital                                 52.4%               53.7%
  After-tax return on capital                     12.0%               12.2%

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               PRAXAIR, INC.
                                               Registrant




Date:  June 13, 2002                           By: /s/ George P. Ristevski
       -------------                               -----------------------------
                                                   George P. Ristevski
                                                   Vice President and Controller